Exhibit 10.10

CERTAIN PERSONALLY IDENTIFIABLE INFORMATION HAS BEEN OMITTED FROM THIS EXHIBIT PURSUANT TO ITEM 601(A)(6) OF REGULATION S-K.

[*****] INDICATES THAT INFORMATION HAS BEEN REDACTED

Labor Contract

Employer: Chengdu Shanyou HVAC Engineering Co., Ltd. (hereinafter referred to as “Party A”)

Mailing address: Room 9-1-1011, Building 10, Zone 5, No. 183, Jinyue West Road, Gaoxin District, Global Center, Chengdu City.

Legal representative: Ke Chen

Employee: Ke Chen (hereinafter referred to as “Party B”)

ID No.: [*****]

Address: [*****]

Registered residence address: [*****]

Contact information: (fixed phone) [*****] (mobile phone)

Emergency contact person: Contact phone number:

Both parties, Party A and Party B, in accordance with the Labor Contract Law of the People’s Republic of China and relevant labor laws and regulations, and following the principles of voluntariness, equality, and consensus through consultation, agree to enter into this labor contract (hereinafter referred to as the “contract”), jointly abide by the terms and conditions listed in the contract, and confirm that the contract is the basis for resolving disputes.

Chapter 1 Types and Terms of Contracts

Article 1: Both Party A and Party B shall choose the type of contract as (A).

A. Fixed term, from June 1, 2019 to May 31, 2024, for a total of 60 months. Among them: The probationary period starts from / to /.

B. There is no fixed term, which shall terminate from the date of / to the occurrence of termination situations stipulated by laws and regulations or this contract.

C. The deadline is to complete a certain work task: from ///// until the completion of the work task.

Article 2: If the starting time of Party B’s work is inconsistent with the signing time of the contract, the actual date of arrival shall be the starting time of the contract and the labor relationship shall be established. The Party B shall be on duty on June 1, 2019.

Chapter 2 Work Content and Location

Article 3: Party A hires Party B to work as General Manager at Party A.

Article 4: The working location of Party B is Chengdu City and the reasonable area and scope that Party B needs to reach to fulfill its job responsibilities and complete its own work tasks.

Article 5: Party B shall conscientiously fulfill the job responsibilities formulated by Party A, and complete its own work on time, with quality, and quantity; Except for affiliated enterprises of Party A, Party B shall not work part-time in other units without written permission from Party A.

Article 6: If Party A needs to adjust Party B’s job position and work remuneration, it shall be agreed upon through consultation in principle, except for the following situations where Party B agrees:

A. If Party A needs to transfer Party B’s job position due to business service needs, industrial adjustments, organizational structure changes, etc., Party B shall accept it;

B. Party A may arrange for Party B to engage in other positions due to business service needs;

C. Party B is unable to meet the work quality, output and other indicators due to factors such as skills and physical condition, and is unable to perform the job, or fails to meet the requirements and standards according to the job assessment method.

Chapter 3 Working Hours and Rest Times

Article 7: The following A working hour system shall be implemented for the position of Party B.

A. Standard working hours.

B. Irregular working hours system.

C. Comprehensive calculation of working hours.

Chapter 4 Rules and Regulations and Labor Discipline

Article 8: Party B shall consciously abide by laws, regulations, rules and regulations formulated by Party A in accordance with the law, as well as social ethics and professional ethics, and maintain the reputation and interests of Party A.

Article 9: The various rules and regulations formulated by Party A in accordance with the law are an integral part of the contract, and Party B shall strictly abide by them.

Article 10: Party B shall keep confidential the trade secrets and intellectual property rights of Party A.

Article 11: If Party B violates labor discipline and rules and regulations, Party A has the right to impose disciplinary sanctions or reduce corresponding remuneration on Party B in accordance with national and company regulations, until the contract is terminated.

Chapter 5 Labor Remuneration

Article 12: Party A shall pay Party B the salary of the previous month in the form of bank transfer or cash on the 15th day of each month. Among them, the probationary salary is:/, and the salary during normal working hours after Party B’s position is confirmed is: RMB5,000/month. During the performance period of this contract, if there is an adjustment to the local minimum wage standard and it is higher than the salary agreed in this contract, the salary for normal working hours will be updated according to the latest local standards. The second party acknowledges that bonuses, allowances, subsidies, benefits, and other items are not considered wages, and the first party may adjust them at any time according to the needs of the company’s management and operation.

Article 13: The salary paid by Party A to Party B shall be pre tax salary, and Party B’s personal income tax shall be withheld and paid by Party A. The first party may adjust the salary level of the second party based on its actual business situation, rules and regulations, assessment of the second party, as well as the second party’s working years, reward and punishment records, job changes, etc., but not less than the minimum wage standard set by the state. If Party B has any objections to the current month’s salary, it shall raise them within three days from the date of salary payment, otherwise it shall be deemed as no objections.

Article 14: Party A has the right to adjust Party B’s salary and benefits based on its business status, Party B’s work ability and performance, changes in Party B’s job position, and labor remuneration distribution methods formulated in accordance with the law.

Chapter 6 Social Insurance and Welfare Benefits

Article 15: Both Party A and Party B shall participate in social insurance in accordance with the law and pay social insurance premiums according to the salary standards stipulated in this contract. Among them, the social insurance premiums that Party B shall bear shall be withheld and paid by Party A from its own salary.

Article 16: During the contract period, Party B shall pay overtime pay, sick leave, work-related injury leave, marriage leave, funeral leave, maternity leave, annual leave, and other paid leave wages based on the salary standards stipulated in this contract.

Chapter 7 Labor Protection, Working Conditions, and Occupational Hazard Protection

Article 17: Party A shall provide Party B with labor conditions and a safe and hygienic working environment that comply with national regulations, and shall provide Party B with labor protection equipment in accordance with the production and operation characteristics of the enterprise and relevant regulations. Party B shall strictly wear labor protection equipment as required.

Article 18: Party A shall provide necessary education and training on occupational technology, safety and health, rules and regulations, etc. to Party B. Party B shall carefully participate in all necessary education and training organized by Party A.

Chapter 8 Change, Termination and Termination of Labor Contracts

Article 19: If there is a change in the laws, administrative regulations, and rules based on which the contract is concluded, the relevant content of the contract shall be changed.

Article 20: If Party B falls under any of the following circumstances, Party A may immediately terminate the contract, dismiss Party B, and shall not be liable for economic compensation:

A. If there is no special agreement, Party B fails to take up the position within 15 days from the date of arrival as stipulated in the contract.

B. It is verified that the personal data provided by Party B to Party A when applying for a job are false, including but not limited to: the resignation certificate, identity certificate, registered residence certificate, education certificate, medical examination certificate, etc. are false or forged; Suffering from mental illness, infectious diseases, or other serious work-related illnesses before applying for the job but not declared during the application; Before applying for the job, he/she has been subjected to serious penalties such as demerits, probation, dismissal or expulsion from other units, or has committed drug abuse or other misconduct, but has not been declared during the application; Those who have been subjected to reeducation through labor, detention, or criminal responsibility in accordance with the law before applying but have not been declared during the application process.

C. Violating Party A’s rules and regulations, management regulations, and other behaviors.

D. Dereliction of duty, engaging in malpractice for personal gain; Or causing damage to the interests of Party A at least RMB2000 (inclusive).

E. The second party is held criminally responsible, undergoing reeducation through labor, or receiving education from public security organs in accordance with the law.

F. The second party uses fraud, coercion, or taking advantage of others’ difficulties to cause the first party to enter into or modify the contract against its true intention.

G. The first party may arrange for the second party to work in other positions due to business service needs, but the second party refuses to comply.

H. Engaging in part-time work without the written consent of Party A.

I. Other situations stipulated by laws and regulations.

Article 21: If Party B falls under any of the following circumstances, Party A may terminate the contract by notifying Party B in writing 30 days in advance or by paying Party B an additional month’s salary:

A. If Party B falls ill or suffers non work-related injuries, and after the medical treatment period expires, Party B is unable to engage in the original work or other work arranged by Party A.

B. The second party is unable to perform the job and is still unable to perform the job after training or job adjustment, or refuses to comply with the work arrangement and labor management of the first party.

C. The first party is unable to fulfill the contract due to significant changes in objective circumstances such as mergers, divisions, joint ventures, restructuring, enterprise transformation, technological innovation, and business mode adjustments, or the disappearance of the second party’s production and work positions.

D. The production and operation of Party A encounters serious difficulties.

Article 22: In any of the following circumstances, Party B may terminate the contract:

A. The first party violates the provisions of the contract and fails to pay the second party’s labor remuneration in full and in a timely manner.

B. Party A violates the provisions of the contract by failing to provide corresponding labor protection and working conditions.

C. The rules and regulations of Party A violate the provisions of laws and regulations, and damage the rights and interests of workers.

D. The first party forces the second party to engage in risky operations or commands in violation of regulations.

E. The second party shall submit a written resignation to the first party thirty days in advance.

Article 23: If Party B falls under any of the following circumstances, Party A shall not terminate the contract in accordance with Article 21 of the contract:

A. Workers engaged in occupational hazard exposure operations have not undergone pre employment occupational health examinations, or suspected occupational disease patients are undergoing diagnosis or medical observation.

B. Those who suffer from occupational diseases or work-related injuries in their unit and are confirmed to have lost or partially lost their ability to work.

C. Illness or non work-related injury within the prescribed medical period.

D. Female employees during pregnancy, childbirth, or lactation.

E. Having worked continuously in this unit for at least fifteen years and less than five years from the statutory retirement age.

F. Other situations stipulated by laws and regulations.

Article 24: In any of the following circumstances, the contract shall terminate automatically:

A. The contract has expired.

B. The termination conditions agreed upon by both parties occur, such as confirmation that Party B has completed a certain work task.

C. Party A goes bankrupt, dissolves, has its business license revoked, is ordered to close down, or is revoked.

D. The second party begins to enjoy basic pension insurance benefits, retirement, declaration of death, declaration of disappearance, or death.

E. The second party shall be conscripted or fulfill other legal obligations stipulated by the state.

F. Before the expiration of this labor contract, if Party B chooses to renew it, Party B shall notify Party A in writing of its intention to renew the labor contract before the expiration of this contract. If Party B fails to notify Party A in writing on the last day of the expiration of this labor contract, it shall be deemed that Party B has requested the termination of this labor contract. From the day after the expiration of this labor contract, the labor contract shall terminate automatically and both parties shall no longer have a labor relationship.

G. If Party B fails to work at Party A’s office for three consecutive days, it shall be deemed that Party B has made a statement of intention to terminate the labor contract on the same day to Party A on the third day of the formation of this fact. Party A has been informed of this statement of intention, but since Party B has not legally terminated the labor contract, Party A has the right not to go through the procedures for terminating the contract. Even if Party A fails to deliver the notice of termination of the labor contract to Party B, Party A shall not be liable for any labor obligations to Party B, and the labor contract shall terminate on its own.

H. Other situations stipulated by laws and regulations.

Article 25: If Party B is detained or arrested by relevant authorities on suspicion of illegal or criminal activities, Party A may temporarily suspend the performance of the labor contract with Party B during the period when Party B’s personal freedom is restricted. During the temporary suspension of performance of the labor contract, Party A shall not assume the corresponding obligations stipulated in the labor contract. If Party B is proven to have been wrongly restricted in personal freedom and temporarily suspended from performing the labor contract, Party B shall demand compensation from relevant departments in accordance with the National Compensation Law for any losses incurred by Party B.

Chapter 9 Post Contract Obligations

Article 26: When the contract is terminated or terminated, Party B shall follow the principle of good faith and actively fulfill the following obligations:

A. Hand over work to the personnel designated by Party A;

B. Return the tangible or intangible assets such as office supplies, documents, equipment, etc. owned by Party A or its affiliated enterprises in good condition;

C. Fully transfer any carrier containing important information of Party A to Party A;

D. Assist Party A in clearing the creditor’s rights and debts between both parties;

E. Complete the resignation transfer procedures specified by Party A and handle relevant resignation procedures;

F. Other: Based on the actual situation, handle other transactions that should be done but not done.

Article 27: When the contract is terminated or terminated, Party A shall fulfill the following obligations:

A. Provide a certificate of termination or termination of the labor contract at the time of termination or termination, and handle the social insurance relationship transfer procedures for Party B within 15 days;

B. At the request of Party B, timely and truthfully provide Party B’s work history or performance certificate.

Article 28: If Party B fails to resign or leave without saying goodbye to Party A 30 days in advance, or if Party B’s whereabouts are unknown, or fails to fulfill the obligations stipulated in Article 25, resulting in Party A being unable to handle or delaying the procedures related to Party B’s resignation, Party B hereby irrevocably acknowledges its fault and assumes corresponding consequences and responsibilities on its own. At the same time, Party A has the right to temporarily deduct its salary. If losses are caused to Party A as a result, Party A has the right to make corresponding deductions from Party B’s salary, bonuses, allowances, subsidies, etc. (including but not limited to). If the deduction is not enough, Party A still has the right to recover the remaining part from Party B.

Chapter 10 Economic Compensation and Compensation

Article 29: Unless otherwise agreed by Party A, if Party B fails to submit a written resignation to Party A thirty days in advance or has any other unauthorized resignation situation, Party B shall pay Party B the monthly salary after completing the handover of work and deduct its remuneration in accordance with the company’s rules and regulations.

Article 30: If Party A terminates the contract in accordance with Article 20 of the contract, Party B resigns, or other circumstances specified in the Labor Contract Law result in the termination of the contract, Party A shall not pay economic compensation.

Article 31: If Party B owes any money to Party A, or terminates the labor contract in violation of the conditions stipulated in the contract, causing any economic losses to Party A, and is liable for compensation or reduced remuneration in accordance with laws and regulations and the contract, Party A has the right to make corresponding deductions from Party B’s wages, bonuses, allowances, subsidies, etc. (including but not limited to). If the deduction is insufficient, Party A still has the right to recover the remaining amount from Party B.

Chapter 11 Handling of Labor Disputes

Article 32: If a dispute arises between Party A and Party B due to the contract, they may apply for arbitration to the labor arbitration committee in the place where Party A is located.

Chapter 12 Delivery of Notice

Article 33: Delivery of notices under this contract refers to the clear written expression of intention (hereinafter referred to as “documents”), including all notices, documents, documents, and materials issued or provided by Party A to Party B due to the performance of this contract, mainly including but not limited to the following:

(1) Party A proposes to change, terminate, or terminate this contract to Party B in accordance with the law;

(2) If Party B fails to work in the position due to reasons such as leave, long-term sick leave, salary suspension, or absence from the position due to business trips, studies, etc., or Party A’s long-term vacation, Party A shall notify Party B to report back to the unit or handle relevant procedures within the specified time.

Article 34: The communication address, phone number, email address, or other contact information listed in this contract shall be the delivery method for notices under this contract. If Party B changes its address or other contact information, it shall notify Party A in writing within three days after the change. Otherwise, if the adverse consequences of delayed delivery of relevant matters or documents are caused by changes in contact information, Party B shall bear the responsibility. The notice shall be deemed delivered three days after being sent in any way according to the delivery address provided by Party B. If Party B refuses or is returned, it shall be deemed delivered.

Article 35: Party B shall confirm the delivery address for notices as stipulated in the contract, and the communication address shall be: [*****], phone number: [*****], email address: [*****].

Article 36: Party B agrees that in the event of communication barriers (including but not limited to hospitalization due to illness, loss of personal freedom, etc.), the “emergency contact person” at the beginning of this contract shall serve as Party B’s agent, who shall have the authority to accept settlement and mediation, receive and sign relevant documents on behalf of Party B.

Chapter 13 Other Provisions

Article 37 Both parties agree that the existing rules and regulations of Party A shall automatically constitute the content of this contract and have the same legal effect as this contract; From the date of signing this contract, the revised, improved, and supplemented rules and regulations of Party A shall be notified to Party B through announcements, documents, meetings, notices, and other forms after going through legal procedures of the company. From the date of notification, the revised, improved, and supplemented rules and regulations shall automatically constitute the content of this contract and have the same legal effect as this contract. If Party B violates Party A’s rules and regulations and causes losses to Party A, Party B shall also bear corresponding responsibilities.

Article 38: The training agreement, confidentiality agreement, non compete agreement, etc. signed by both parties are all attachments to the contract, and their effectiveness is equivalent to the terms of the contract.

Article 39: If a contract conflicts with laws and regulations, or is inconsistent due to changes in laws and regulations, the current effective or modified laws and regulations shall prevail.

Article 40: Any matters not covered in the contract shall be improved by both parties in the form of a supplementary agreement, which shall be an integral part of the contract.

Article 41: The contract is made in duplicate, with Party A holding one copy and Party B holding one copy. It shall come into effect after being signed (or stamped) by both parties.

Party A (signature and seal):	Party B: (signature)

[Company Seal Affixed Here]	/s/ Ke Chen

Representative signature:

/s/ Ke Chen

Signing date: June 1, 2019	Signing date: